Mary Beth DeLena Joins PepGen as General Counsel and Secretary

BOSTON, Jan. 17, 2024 -- PepGen Inc. (Nasdaq: PEPG), a clinical-stage biotechnology company advancing the next generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases, today announced the expansion of its executive team with the appointment of Mary Beth DeLena as General Counsel and Secretary. Ms. DeLena joins PepGen with over 20 years of experience advising global life science companies in a broad range of strategic, transactional, and corporate matters with extensive experience in business development, finance, securities, corporate governance, employment and commercial law.

Prior to PepGen, Mary Beth spent 15 years at Alnylam Pharmaceuticals in roles of increasing responsibility, most recently serving as Senior Vice President, Deputy General Counsel, and Assistant Secretary. There, she played a pivotal role in the company’s growth and success, supporting its transition from early research and development to the approval and commercial launch of multiple products in countries around the world. During her tenure at Alnylam, Mary Beth advised on multiple transformational strategic collaborations, licensing transactions, and significant capital-raising initiatives. Before joining Anylam, she was with Praecis Pharmaceuticals, establishing and managing the corporate legal function. She started her legal career as an associate in the Boston office of Skadden, Arps, Slate, Meagher & Flom LLP. Mary Beth received her Juris Doctor from Northeastern University School of Law and her Bachelor of Arts in English from Trinity College.

“We are excited to welcome Mary Beth to the team and look forward to leveraging her extensive legal and compliance experience advising public life science companies,” said James McArthur, Ph.D., President and CEO of PepGen. “Mary Beth's considerable expertise in commercial, regulatory, and policy matters will play a crucial role at PepGen as we advance our goal of delivering next-generation oligonucleotide therapies for severe neuromuscular and neurological diseases.”

About PepGen

PepGen Inc. is a clinical-stage biotechnology company advancing the next-generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases. PepGen’s Enhanced Delivery Oligonucleotide, or EDO, platform is founded on over a decade of research and development and leverages cell-penetrating peptides to improve the uptake and activity of conjugated oligonucleotide therapeutics. Using these EDO peptides, we are generating a pipeline of oligonucleotide therapeutic candidates that are designed to target the root cause of serious diseases.

Investor Contact

Laurence Watts

Gilmartin Group

Laurence@gilmartinir.com

Media Contact

Sarah Sutton

Argot Partners

pepgen@argotpartners.com